Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Dollar Financial Corp. for the registration of 5,539,318 shares of its common stock and to the incorporation by reference therein of our reports dated September 12, 2006, with respect to the consolidated financial statements of Dollar Financial Corp., Dollar Financial Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Dollar Financial Corp., included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 20, 2006